Exhibit 99.1

Oxford Industries, Inc. Press Release
222 Piedmont Avenue, N.E. • Atlanta, Georgia 30308

Contact:	Anne M. Shoemaker
Telephone:	(404) 653-1455
Fax:	(404) 653-1545
E-Mail:	InvestorRelations@oxfordinc.com

FOR IMMEDIATE RELEASE
June 5, 2012

Oxford Industries Reports First Quarter Results

— Continued Strength at Tommy Bahama and Lilly Pulitzer —

— First Quarter Adjusted EPS of $1.12 Exceeds Guidance and Prior Year —

— Full Year Adjusted EPS Guidance Increased to $2.85 - $2.95 —

ATLANTA, GA — Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2012 first quarter ended April 28, 2012. Consolidated net sales rose 11% to $231.0 million compared to $208.3 million in the first quarter of fiscal 2011. On an adjusted basis, earnings per diluted share from continuing operations increased 5% to $1.12 from $1.07 in the first quarter of fiscal 2011. On a U.S. GAAP basis, earnings per diluted share from continuing operations were $1.09 in the first quarter of fiscal 2012 compared to $1.03 in the same period of the prior year. For reference, tables reconciling U.S. GAAP to adjusted measures are included at the end of this release.

“We are pleased to report excellent first quarter results driven, in particular, by strength in our direct to consumer businesses at Tommy Bahama and Lilly Pulitzer. Perhaps even more significant to our long-term growth strategy were some key store openings that happened during the first quarter. Notably, Lilly Pulitzer opened its first new company-owned store since we acquired them with a store in Charlotte and Tommy Bahama opened its first company-owned international store with an opening in Macau,” commented J. Hicks Lanier, Chairman and Chief Executive Officer of Oxford Industries, Inc.

“Our retail expansion has continued in May with the opening of a Lilly Pulitzer store in Atlanta and a Tommy Bahama store in Singapore.  In the next twelve months, Tommy Bahama expects to open, among other locations, high profile stores in New York on Fifth Avenue, Chicago on Michigan Avenue, Hong Kong and the Ginza district of Tokyo. Lilly Pulitzer is slated to open one more store this year and is working on securing leases for additional retail locations.”

Mr. Lanier continued, “Continued growth in our direct to consumer business and development of an international business are two critical elements of our strategy to drive

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long term profitable growth.  We are delighted with the progress we are making on both fronts and believe it bodes well for our future prospects.”

Operating Results

Tommy Bahama reported a 15% increase in net sales to $141.1 million for the first quarter of fiscal 2012. The increase in sales was driven by strength in the direct to consumer business, including high single-digit comparable store sales increases in full-price stores, the contribution from additional retail stores and significantly higher e-commerce sales. Increases in wholesale sales also contributed to the solid first quarter performance. Tommy Bahama’s operating income rose 8% to $25.6 million, driven by higher sales, but also reflecting the planned increase in SG&A from expenses associated with the Tommy Bahama international roll-out and the pre-opening costs for the New York store, and costs associated with operating additional retail stores. As of April 28, 2012, Tommy Bahama operated 96 retail stores compared to 89 stores at the end of the first quarter of fiscal 2011.

Lilly Pulitzer’s sales in the first quarter of fiscal 2012 rose 19% to $35.6 million reflecting increases in comparable store sales in the upper teens, the addition of one retail store and continued dramatic growth in e-commerce sales. Wholesale sales also increased year over year. The sales strength at Lilly Pulitzer, as well as higher gross margins, resulted in a 35% increase in adjusted operating income to $11.6 million for the first quarter of fiscal 2012. On a U.S. GAAP basis, operating income increased 57% to $11.0 million from $7.0 million in the first quarter of fiscal 2011.

Ben Sherman reported net sales of $17.4 million for the first quarter of fiscal 2012 compared to $19.4 million in the first quarter of 2011. The operating loss for the first quarter was $2.7 million compared to an operating loss of $0.8 million in the first quarter of fiscal 2011. Ben Sherman sales and gross margins continued to be impacted by the economic conditions in the U.K. and Europe, which accounted for approximately 70% of its sales during the first quarter. Gross margins were also negatively impacted by higher product costs.

Net sales for Lanier Clothes were flat at $33.0 million in the first quarter of fiscal 2012 with operating income declining to $4.0 million from $4.7 million in the first quarter of fiscal 2011. The decrease in operating income was primarily due to continued gross margin pressures.

The Corporate and Other operating loss for the first quarter of fiscal 2012 was $5.1 million compared to an operating loss of $4.0 million in the first quarter of fiscal 2011, with the difference primarily due to the impact of LIFO accounting. The first quarter of fiscal 2012 included a LIFO charge of $0.2 million compared to a $0.6 million LIFO credit in the first quarter of fiscal 2011.

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Consolidated Results

Consolidated gross margins for the first quarter of fiscal 2012 decreased slightly to 55.9% from 56.5% in the first quarter of fiscal 2011. The year over year comparison reflected higher product costs and the impact of the depressed economic conditions that Ben Sherman faced in its U.K. and European businesses. The Company expects consolidated gross margins to improve in the second half of fiscal 2012 as input cost pressure eases versus the prior year. This easing of cost pressures, along with the anticipated increasing proportion of the higher gross margin Tommy Bahama and Lilly Pulitzer businesses relative to the prior year, is expected to result in expansion of its consolidated gross margin percentage for the year.

SG&A for the first quarter of fiscal 2012 was $100.8 million, or 43.6% of net sales, compared to $91.1 million, or 43.8% of net sales in the first quarter of fiscal 2011. Some leveraging of SG&A was achieved despite $2.4 million of costs in the first quarter associated with the Tommy Bahama international roll-out and the New York store, which is planned to open later this year.

Interest expense for the first quarter of fiscal 2012 decreased 25% to $3.6 million as a result of the Company’s repurchase of $45 million of its 11.375% Senior Secured Notes in fiscal 2011. As previously announced, the Company intends to redeem the remaining $105 million of notes in July 2012. To finance the redemption of the notes and ensure adequate liquidity, the Company expects to amend and restate its existing $175 million U.S. revolving credit facility to, among other things, increase the size of the facility and extend the maturity date. As a result of the expected refinancing, the Company expects interest expense for fiscal 2012 to be approximately $9.5 million.

The effective tax rate for the first quarter of fiscal 2012 was 38.3% compared to 34.2% in the prior year. The effective tax rate for the first quarter of fiscal 2012 is more indicative of the anticipated effective tax rate for future periods.

Balance Sheet & Liquidity

Inventory increased to $86.0 million at April 28, 2012 from $62.8 million at the end of the first quarter of fiscal 2011. The increase was primarily due to anticipated sales growth across all channels of distribution, the operation of additional retail stores, the timing of shipments from vendors and the impact of increased product costs.

As of April 28, 2012, the Company had $3.5 million of borrowings outstanding under its U.S. revolving credit facility and $6.0 million of borrowings outstanding under its U.K. revolving credit facility. Availability under the U.S. revolving credit facility was approximately $159 million at the end of the first quarter of fiscal 2012. The Company’s anticipated capital expenditures for fiscal 2012, including $9.6 million incurred during the first quarter, are expected to approach $60 million. These expenditures are expected to consist primarily of costs associated with additional retail stores, information technology investments, retail store remodeling and distribution center enhancements.

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Outlook for Fiscal 2012

Due to better than anticipated first quarter results, continued momentum at Tommy Bahama and Lilly Pulitzer, and the Company’s assumptions regarding its refinancing terms, the Company increased its full year outlook for net sales and adjusted earnings per share. For fiscal 2012, the Company expects adjusted earnings per diluted share in a range of $2.85 to $2.95 and net sales of $850 to $865 million. This compares to the Company’s prior guidance of $2.70 to $2.80 in adjusted earnings per diluted share and net sales of $840 to $855 million. The adjusted earnings per share guidance excludes the impact of approximately $9 million in charges associated with the expected refinancing of the senior secured notes and approximately $2.4 million associated with a change in the fair value of contingent consideration. On a U.S. GAAP basis, earnings per diluted share for fiscal 2012 are now expected to be between $2.40 and $2.50.

For the second quarter, ending on July 28, 2012, the Company anticipates net sales in a range from $200 to $210 million compared to net sales of $180.6 million in the second quarter of fiscal 2011. Adjusted earnings per diluted share are expected to be $0.60 to $0.65 compared to adjusted earnings per diluted share of $0.57 in the second quarter of fiscal 2011. On a U.S. GAAP basis, earnings per diluted share for the second quarter are expected to be between $0.23 and $0.28, which includes the impact of approximately $9 million in charges associated with the expected refinancing of the senior secured notes in July 2012 and a $0.6 million charge associated with a change in the fair value of contingent consideration.

The earnings estimates for the year include the impact of approximately $12 million of expenses associated with the Tommy Bahama international rollout and the New York store, with approximately $3.1 million of these costs expected to occur in the second quarter.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. Please visit the website at least 15 minutes before the call to register for the teleconference web cast and download any necessary software. A replay of the call will be available through June 19, 2012. To access the telephone replay, participants should dial 858-384-5517. The access code for the replay is 8086485. A replay of the web cast will also be available following the teleconference on the Company’s website at www.oxfordinc.com.

About Oxford

Oxford Industries, Inc. is a global apparel company which designs, sources, markets and distributes products bearing the trademarks of its owned and licensed brands. Oxford’s brands include Tommy Bahama®, Lilly Pulitzer®, Ben Sherman®, Oxford Golf®, Arnold Brant® and Billy London®. The Company also holds exclusive licenses to produce and

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sell certain product categories under the Kenneth Cole®, Geoffrey Beene®, Dockers® and Ike Behar® labels. The Company operates retail stores, restaurants and Internet websites. The Company also has license arrangements with select third parties to produce and sell certain product categories under its Tommy Bahama, Lilly Pulitzer and Ben Sherman brands. Oxford’s wholesale customers include department stores, specialty stores, national chains, specialty catalogs and Internet retailers. Oxford’s stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford’s website at www.oxfordinc.com.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This press release may include statements that are forward-looking statements within the meaning of the federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward-looking statements include, among others, assumptions regarding the impact of economic conditions on consumer demand and spending, particularly in light of general economic uncertainty that continues to prevail, demand for our products, access to capital and/or credit markets on satisfactory terms, timing of shipments requested by our wholesale customers, expected pricing levels, competitive conditions, the timing and cost of planned capital expenditures, costs of products and raw materials we purchase, costs of labor, acquisition and disposition activities, expected outcomes of pending or potential litigation and regulatory actions and disciplined execution by key management. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended January 28, 2012 under the heading “Risk Factors” and those described from time to time in our future reports filed with the SEC.

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OXFORD INDUSTRIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except par amounts)

	April 28, 2012	January 28, 2012	April 30, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$5,679	$13,373	$47,033
Receivables, net	86,705	59,706	72,263
Inventories, net	85,996	103,420	62,843
Prepaid expenses, net	16,725	19,041	10,912
Deferred tax assets	19,339	19,733	16,266
Assets related to discontinued operations, net	—	—	33,409
Total current assets	214,444	215,273	242,726
Property and equipment, net	97,270	93,206	82,899
Intangible assets, net	165,673	165,193	167,573
Goodwill	16,495	16,495	16,185
Other non-current assets, net	21,107	19,040	21,716
Total Assets	$514,989	$509,207	$531,099
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable and other accrued expenses	$67,165	$89,149	$73,746
Accrued compensation	16,703	23,334	15,558
Income taxes payable	9,212	—	6,289
Contingent consideration earned and payable	2,500	2,500	—
Short-term debt and current maturities of long-term debt	6,023	2,571	716
Liabilities related to discontinued operations	—	—	4,949
Total current liabilities	101,603	117,554	101,258
Long-term debt, less current maturities	106,991	103,405	147,228
Non-current contingent consideration	11,245	10,645	11,345
Other non-current liabilities	39,446	38,652	43,703
Non-current deferred income taxes	33,614	34,882	30,231
Commitments and contingencies
Shareholders’ Equity:
Common stock, $1.00 par value per common share	16,541	16,522	16,511
Additional paid-in capital	101,090	99,670	96,679
Retained earnings	127,079	111,551	106,700
Accumulated other comprehensive loss	(22,620)	(23,674)	(22,556)
Total shareholders’ equity	222,090	204,069	197,334
Total Liabilities and Shareholders’ Equity	$514,989	$509,207	$531,099

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OXFORD INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

(in thousands, except per share amounts)

	First Quarter Fiscal 2012	First Quarter Fiscal 2011
Net sales	$230,953	$208,308
Cost of goods sold	101,739	90,648
Gross profit	129,214	117,660
SG&A	100,808	91,138
Change in fair value of contingent consideration	600	600
Royalties and other operating income	4,982	4,791
Operating income	32,788	30,713
Interest expense, net	3,603	4,804
Earnings from continuing operations before income taxes	29,185	25,909
Income taxes	11,183	8,849
Earnings from continuing operations	18,002	17,060

Earnings from discontinued operations, net of taxes	—	1,040
Net earnings	$18,002	$18,100

Earnings from continuing operations per common share:
Basic	$1.09	$1.03
Diluted	$1.09	$1.03
Earnings from discontinued operations, net of taxes, per common share:
Basic	$0.00	$0.06
Diluted	$0.00	$0.06
Net earnings per common share:
Basic	$1.09	$1.10
Diluted	$1.09	$1.10
Weighted average common shares outstanding:
Basic	16,531	16,515
Diluted	16,552	16,525
Dividends declared per common share	$0.15	$0.13

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OXFORD INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	First Quarter Fiscal 2012	First Quarter Fiscal 2011
Cash Flows From Operating Activities:
Earnings from continuing operations	$18,002	$17,060
Adjustments to reconcile earnings from continuing operations to net cash provided by (used in) operating activities:
Depreciation	5,772	4,821
Amortization of intangible assets	256	298
Change in fair value of contingent consideration	600	600
Amortization of deferred financing costs and bond discount	376	487
Stock compensation expense	761	864
Deferred income taxes	(1,050)	3,819
Changes in working capital, net of acquisitions and dispositions:
Receivables	(26,638)	(20,962)
Inventories	17,889	23,003
Prepaid expenses	2,263	1,110
Current liabilities	(19,798)	(13,631)
Other non-current assets	(2,326)	756
Other non-current liabilities	781	(1,009)
Net cash provided by (used in) operating activities	(3,112)	17,216
Cash Flows From Investing Activities:
Purchases of property and equipment	(9,633)	(3,634)
Net cash used in investing activities	(9,633)	(3,634)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(64,886)	(12,283)
Proceeds from revolving credit arrangements	71,670	12,978
Proceeds from issuance of common stock	680	939
Dividends on common stock	(2,475)	(2,142)
Net cash provided by (used in) financing activities	4,989	(508)
Cash Flows from Discontinued Operations:
Net cash used in discontinued operations	—	(10,413)

Net change in cash and cash equivalents	(7,756)	2,661
Effect of foreign currency translation on cash and cash equivalents	62	278
Cash and cash equivalents at the beginning of year	13,373	44,094
Cash and cash equivalents at the end of period	$5,679	$47,033

Supplemental disclosure of cash flow information:
Cash paid for interest, net, including interest paid for discontinued operations	$82	$306
Cash paid for income taxes, including income taxes paid for discontinued operations	$(351)	$27,344

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OXFORD INDUSTRIES, INC.

OPERATING GROUP INFORMATION

(UNAUDITED)

(in thousands)

	First Quarter Fiscal 2012	First Quarter Fiscal 2011
Net Sales
Tommy Bahama	$141,134	$122,903
Lilly Pulitzer	35,633	29,873
Ben Sherman	17,352	19,421
Lanier Clothes	33,007	32,973
Corporate and Other	3,827	3,138
Total Net Sales	$230,953	$208,308
Operating Income
Tommy Bahama	$25,564	$23,770
Lilly Pulitzer	11,012	7,015
Ben Sherman	(2,740)	(826)
Lanier Clothes	4,046	4,725
Corporate and Other	(5,094)	(3,971)
Total Operating Income	$32,788	$30,713

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RECONCILIATION OF CERTAIN OPERATING RESULTS INFORMATION PRESENTED IN ACCORDANCE WITH U.S. GAAP TO CERTAIN OPERATING RESULTS INFORMATION, AS ADJUSTED (UNAUDITED)

Set forth below is our reconciliation, in thousands except per share amounts, of certain operating results information, presented in accordance with generally accepted accounting principles, or U.S. GAAP, to the operating results information, as adjusted, for certain historical periods. We believe that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our operating results, as adjusted, provides useful information to investors because this allows investors to make decisions based on our ongoing operations. We use the operating results, as adjusted, to discuss our business with investment institutions, our board of directors and others. Further, we believe that presenting our results, as adjusted, provides useful information to investors because this allows investors to compare our results for the periods presented to other periods.

	First Quarter Fiscal 2012	First Quarter Fiscal 2011
As reported
Net sales	$230,953	$208,308
Gross profit	$129,214	$117,660
Gross margin (gross profit as percentage of net sales)	55.9%	56.5%
SG&A	$100,808	$91,138
SG&A as percentage of net sales	43.6%	43.8%
Operating income	$32,788	$30,713
Operating margin (operating income as percentage of net sales)	14.2%	14.7%
Earnings from continuing operations before income taxes	$29,185	$25,909
Earnings from continuing operations	$18,002	$17,060
Diluted earnings from continuing operations per common share	$1.09	$1.03
Weighted average common shares outstanding — diluted	16,552	16,525
Increase(decrease) in earnings from continuing operations
LIFO accounting adjustment (1)	$223	$(602)
Purchase accounting adjustments (2)	$—	$996
Change in fair value of contingent consideration (3)	$600	$600
Impact of income taxes on adjustments above (4)	$(313)	$(338)
Adjustment to earnings from continuing operations	$510	$656
As adjusted
Gross profit	$129,437	$118,054
Gross margin (gross profit as percentage of net sales)	56.0%	56.7%
SG&A	$100,808	$91,138
SG&A as a percentage of net sales	43.6%	43.8%
Operating income	$33,611	$31,707
Operating margin (operating income as percentage of net sales)	14.6%	15.2%
Earnings from continuing operations before income taxes	$30,008	$26,903
Earnings from continuing operations	$18,512	$17,716
Diluted earnings from continuing operations per common share	$1.12	$1.07

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NOTES TO RECONCILIATION OF CERTAIN OPERATING RESULTS INFORMATION PRESENTED IN ACCORDANCE WITH U.S. GAAP TO CERTAIN OPERATING RESULTS INFORMATION, AS ADJUSTED (UNAUDITED)

(1)         LIFO accounting adjustment reflects the impact on cost of goods sold in our consolidated statements of earnings resulting from LIFO accounting adjustments in each period. LIFO accounting adjustments are included in Corporate and Other for operating group reporting purposes.

(2)         Inventory write-up costs, which are included in cost of goods sold in our consolidated statements of earnings, reflect the impact of purchase accounting adjustments resulting from the write-up of inventory at acquisition related to the December 2010 acquisition of the Lilly Pulitzer brand and operations. These charges were included in cost of goods sold in the Lilly Pulitzer operating group results of operations. We do not anticipate any purchase accounting adjustments for inventory write-up costs in future periods.

(3)         Change in fair value of contingent consideration reflects the statement of earnings impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. The periodic assessment of fair value is based on assumptions regarding the probability of the payment of all or part of the contingent consideration, cash flows of the Lilly Pulitzer operations and discount rates, among other factors. The change in fair value of contingent consideration is recorded quarterly with the passage of time as the payment date of the contingent consideration approaches and additional amounts may also be recognized as an increase or decrease in the expense as a result of the periodic assessment of fair value. A change in assumptions could result in a material change to the fair value of the contingent consideration. The change in fair value of contingent consideration is reflected in the Lilly Pulitzer operating group results of operations.

(4)         Impact of income taxes reflects the estimated earnings from continuing operations tax impact of the above adjustments based on the estimated effective tax rate on current year earnings, before any discrete items.

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RECONCILIATION OF OPERATING INCOME (LOSS) IN ACCORDANCE WITH U.S. GAAP TO OPERATING INCOME (LOSS), AS ADJUSTED (UNAUDITED)

Set forth below is our reconciliation, in thousands, of operating income (loss) for each operating group and in total, calculated in accordance with U.S. GAAP, to operating income (loss), as adjusted, for certain historical periods. We believe that investors often look at ongoing operating group operating income (loss) as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our operating income (loss), as adjusted, provides useful information to investors because this allows investors to make decisions based on our ongoing operating group results. We use the operating income (loss), as adjusted, to discuss our operating groups with investment institutions, our board of directors and others. Further, we believe that presenting our operating results, as adjusted, provides useful information to investors because this allows investors to compare our operating group operating income (loss) for the periods presented to other periods.

	First Quarter of Fiscal 2012
	Operating income (loss), as reported	LIFO accounting adjustment	Purchase accounting charges	Change in fair value of contingent consideration	Operating income (loss), as adjusted
Tommy Bahama	$25,564	$—	$—	$—	$25,564
Lilly Pulitzer (1)	11,012	—	—	600	11,612
Ben Sherman	(2,740)	—	—	—	(2,740)
Lanier Clothes	4,046	—	—	—	4,046
Corporate and Other (2)	(5,094)	223	—	—	(4,871)
Total	$32,788	$223	$—	$600	$33,611

	First Quarter of Fiscal 2011
	Operating income (loss), as reported	LIFO accounting adjustment	Purchase accounting charges	Change in fair value of contingent consideration	Operating income (loss), as adjusted
Tommy Bahama	$23,770	$—	$—	$—	$23,770
Lilly Pulitzer (1)(3)	7,015	—	996	600	8,611
Ben Sherman	(826)	—	—	—	(826)
Lanier Clothes	4,725	—	—	—	4,725
Corporate and Other (2)	(3,971)	(602)	—	—	(4,573)
Total	$30,713	$(602)	$996	$600	$31,707

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NOTES TO RECONCILIATION OF OPERATING INCOME (LOSS) IN ACCORDANCE WITH U.S. GAAP TO OPERATING INCOME (LOSS), AS ADJUSTED (UNAUDITED)

(1)         Change in fair value of contingent consideration reflects the statement of earnings impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. The periodic assessment of fair value is based on assumptions regarding the probability of the payment of all or part of the contingent consideration, cash flows of the Lilly Pulitzer operations and discount rates, among other factors. The change in fair value of contingent consideration is recorded quarterly with the passage of time as the payment date of the contingent consideration approaches and additional amounts may also be recognized as an increase or decrease in the expense as a result of the periodic assessment of fair value. A change in assumptions could result in a material change to the fair value of the contingent consideration.

(2)         LIFO accounting reflects the impact on cost of goods sold in our consolidated statements of earnings resulting from LIFO accounting adjustments in each period.

(3)         Purchase accounting adjustments reflect the impact of purchase accounting adjustments resulting from the write-up of inventory at acquisition related to the December 2010 acquisition of the Lilly Pulitzer brand and operations. These charges were included in cost of goods sold in the Lilly Pulitzer operating group results of operations. We do not anticipate any purchase accounting adjustments for inventory write-up costs in future periods.

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RECONCILIATION OF EARNINGS FROM CONTINUING OPERATIONS PER DILUTED SHARE PRESENTED IN ACCORDANCE WITH U.S. GAAP TO EARNINGS FROM CONTINUING OPERATIONS PER DILUTED SHARE, AS ADJUSTED (UNAUDITED)

Set forth below is our reconciliation of reported or reportable earnings from continuing operations per diluted share for certain historical and future periods, each presented in accordance with U.S. GAAP, to the earnings per diluted share, as adjusted, for each respective period. We believe that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our earnings per diluted share, as adjusted, provides useful information to investors because this allows investors to make decisions based on our ongoing operations. We use the earnings per diluted share, as adjusted, to discuss our business with investment institutions, our board of directors and others. Further, we believe that presenting earnings per diluted share, as adjusted, provides useful information to investors because this allows investors to compare our results for the periods presented to other periods. Note that columns may not add due to rounding.

	First Quarter Fiscal 2012	First Quarter Fiscal 2012	First Quarter Fiscal 2011
	Actual	Guidance (1)	Actual
Earnings from continuing operations per diluted share:
U.S. GAAP basis	$1.09	$1.03 - $1.08	$1.03
LIFO accounting adjustment (2)	$0.01	—	$(0.02)
Purchase accounting adjustments (3)	—	—	$0.04
Change in fair value of contingent consideration (4)	$0.02	$0.02	$0.02
As adjusted	$1.12	$1.05 - $1.10	$1.07

	Second Quarter Fiscal 2012	Second Quarter Fiscal 2011	Full Year Fiscal 2012	Full Year Fiscal 2011
	Guidance (5)	Actual	Guidance (5)	Actual
Earnings from continuing operations per diluted share:
U.S. GAAP basis	$0.23 - $0.28	$0.21	$2.40 - $2.50	$1.77
LIFO accounting adjustment (2)	—	$0.02	$0.01	$0.23
Purchase accounting adjustments (3)	—	—	—	$0.04
Change in fair value of contingent consideration (4)	$0.02	$0.02	$0.09	$0.09
Life insurance death benefit gain (6)	—	—	—	$(0.07)
Loss on repurchase of senior notes (7)(8)	$0.35	$0.32	$0.35	$0.35
As adjusted	$0.60 - $0.65	$0.57	$2.85 - $2.95	$2.41

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NOTES TO RECONCILIATIONS OF EARNINGS FROM CONTINUING OPERATIONS PER  DILUTED SHARE PRESENTED IN ACCORDANCE WITH U.S. GAAP TO EARNINGS FROM CONTINUING OPERATIONS PER DILUTED SHARE, AS ADJUSTED (UNAUDITED)

(1)         Guidance as issued on March 27, 2012.

(2)         LIFO accounting reflects the impact, net of income taxes, on earnings from continuing operations per diluted share resulting from LIFO accounting adjustments in each period. No estimate for future LIFO accounting adjustments are reflected in the guidance for any period presented.

(3)         Purchase accounting adjustments reflect the impact, net of income taxes, on earnings from continuing operations per diluted share resulting from the inventory write-up costs, which are included in cost of goods sold in Lilly Pulitzer. The inventory write-up costs reflect the purchase accounting adjustments resulting from the write-up of inventory at acquisition related to the December 2010 acquisition of the Lilly Pulitzer brand and operations. We do not anticipate any purchase accounting adjustments for inventory write-up costs in future periods.

(4)         Change in fair value of contingent consideration reflects the impact, net of income taxes, on earnings from continuing operations per diluted share resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. The periodic assessment of fair value is based on assumptions regarding the probability of the payment of all or part of the contingent consideration, cash flows of the Lilly Pulitzer operations and discount rates, among other factors. The change in fair value of contingent consideration is recorded quarterly with the passage of time as the payment date of the contingent consideration approaches and additional amounts may also be recognized as an increase or decrease in the expense as a result of the periodic assessment of fair value. A change in assumptions could result in a material change to the fair value of the contingent consideration.

(5)         Guidance as issued on June 5, 2012.

(6)         Life insurance death benefit gain reflects the impact on earnings from continuing operations per diluted share from the proceeds received related to a corporate owned life insurance policy less the cash surrender value of the policy. The death benefit is non-taxable income.

(7)         Loss on repurchase of senior notes for fiscal 2012 reflects our estimate of the expected charge, net of income taxes, to continuing operations per diluted share associated with the anticipated redemption of our 11.375% Senior Secured Notes in July 2012. These costs include payment of the 5.688% premium, as well as the write-off of applicable deferred financing costs. The actual loss could differ from this estimate depending on various factors.

(8)         Loss on repurchase of senior notes for fiscal 2011 reflects the impact, net of income taxes, on earnings from continuing operations per diluted share resulting from the loss attributable to the repurchase of a portion of our 11.375% Senior Secured Notes.

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